Exhibit 10.1

Execution Version

January 26, 2020

Monocle Acquisition Corporation
Monocle Holdings Inc.
750 Lexington Avenue, Suite 1501
New York, NY 10022
Attn: Eric Zahler

COMMITMENT LETTER
$75 MILLION SENIOR SECURED FILO CREDIT FACILITY

Ladies and Gentlemen:

Veritas Capital Credit Funding, L.P., a Delaware limited partnership, and/or one or more of its affiliates (collectively, the “Commitment Party or “we” or “us”) understand that Monocle Acquisition Corporation, a Delaware corporation (“Monocle”), has formed a wholly-owned subsidiary, Monocle Holdings Inc., a Delaware corporation (“Newco” and together with Monocle, the “Recipients” or “you”), for the sole purpose of acquiring, directly or indirectly (through one or more of Newco’s wholly-owned subsidiaries), 100% of the equity interests of AerSale Corp., formerly known as AerSale Holdings, Inc. (“AerSale Corp.”) (the “Acquisition”). The Acquisition is expected to be accomplished pursuant to the Acquisition Agreement (as defined below) whereby (i) Monocle Merger Sub 1 Inc., a Delaware corporation and a wholly-owned direct subsidiary of Newco, will merge with and into Monocle, with Monocle being the surviving corporation and (ii) Monocle Merger Sub 2 Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Newco, will merge with and into AerSale Corp., with AerSale Corp. being the surviving corporation. We understand that you would like to obtain financing for Newco, and after consummation of the Acquisition, AerSale, Inc. and certain other subsidiaries of AerSale Corp. (individually and collectively, the “Company”) in order to (a) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (b) refinance and/or rearrange certain of the Company’s existing indebtedness, (c) finance general corporate purposes of the Company and (d) pay fees and expenses associated with the Acquisition and related transactions (the foregoing, together with the incurrence of indebtedness pursuant to, and other transactions consummated in connection with or otherwise relating to, the FILO Facility (as defined below) or contemplated by this Commitment Letter, collectively, the “Transactions”). You have informed us that the projected sources and uses (the “Sources and Uses”) for the debt and equity financing of the Transactions are as set forth on Annex A hereto (which are subject to change in accordance with clause (c) of the first paragraph of the “Conditions” section below).

1.	Commitment

We are pleased to provide you with this commitment letter (this letter agreement, together with the annexes and exhibits attached hereto (collectively, this “Commitment Letter”), and including, for the avoidance of doubt, the Summary of FILO Credit Facility Terms and Conditions attached as Exhibit I hereto (together with all appendices thereto, collectively, the “Term Sheet”)) establishing the terms and conditions under which the Commitment Party commits to provide to the Company term loans in an aggregate principal amount up to the Maximum FILO Facility Amount (as defined in the Term Sheet) pursuant to the FILO Facility (as defined and further described in the Term Sheet) (the “Commitment”). The parties acknowledge that this Commitment Letter summarizes all of the substantive covenants, representations, and events of default (but do not purport to summarize all of the other provisions) that will be contained in the definitive documentation for the FILO Facility. The parties agree that such covenants, representations, warranties and other provisions (to the extent not already expressly addressed in this Commitment Letter) will be based on the corresponding provisions set forth in that certain Amended and Restated Credit Agreement, dated as of July 20, 2018, by and among Wells Fargo, as Administrative Agent, Lead Arranger and Book Runner, the lenders that are party thereto, AerSale Corp. and the Company (the “Existing Credit Agreement” and the credit facility provided thereunder, the “Existing Credit Facility”) and subject to the Documentation Considerations (as defined in the Term Sheet).

Monocle Acquisition Corporation
Monocle Holdings Inc.
January 26, 2020

2.	Confidentiality

(a)               You agree that this Commitment Letter (including the Term Sheet) is for your confidential use only in connection with the Transactions, and that neither its existence, nor the terms hereof, will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transactions and on a confidential basis. The foregoing notwithstanding, following your acceptance of this Commitment Letter in accordance herewith, you may (i) provide a copy hereof (including the Term Sheet) to the Company (so long as it agrees not to disclose this Commitment Letter (including the Term Sheet) other than to its affiliates, officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need to know” basis in connection with the Transactions and on a confidential basis), and (ii) file or make such other public disclosures of the terms and conditions hereof (including the Term Sheet (but not including the Appendix A thereto)) as you are required by law, in the opinion of your counsel, to make (in which case you agree, to the extent permitted by law and to the extent reasonably practicable, to consult with the Commitment Party prior to making any such disclosure).

(b)               The Commitment Party agrees that material, non-public information for purposes of the United States federal and state securities laws regarding AerSale Corp., the Company and its subsidiaries, their operations, assets, and existing and contemplated business plans that has been provided to the Commitment Party by the Company in connection with the Transactions and marked as “MNPI” (collectively, the “Company MNPI”) shall be treated by the Commitment Party in a confidential manner, and shall not be disclosed by the Commitment Party to persons who are not parties to this Commitment Letter, except: (i) subject to sub-clause (ii), to the Commitment Party’s Related Persons, in each case, on a “need to know” basis in connection with Transactions contemplated hereby, and on a confidential basis, (ii) to subsidiaries and affiliates of the Commitment Party, and their respective Related Persons (as defined below); provided, that any such subsidiary or affiliate shall have agreed to receive such Company MNPI hereunder subject to the terms of this clause (b), (iii) as may be required by a regulatory banking, financial, accounting, securities or similar supervisory authority exercising its supervisory or audit functions, so long as such authorities are informed of the confidential nature of such Company MNPI, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that prior to any disclosure under this clause (iv), the disclosing party agrees to provide you with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to you pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by you (such agreement not to be unreasonably withheld, conditioned or delayed), (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process; provided, that prior to any disclosure under this clause (vi) the disclosing party agrees to provide you with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to you pursuant to the terms of the subpoena or other legal process, (vii) as to any such Company MNPI that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Commitment Party), (viii) in connection with any proposed permitted assignment or participation of the Commitment Party’s interest in the FILO Facility; provided, that any such proposed assignee or participant shall have agreed to receive such Company MNPI subject to the terms of this clause (b), and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided, that prior to any disclosure to a party other than a party to this Commitment Letter, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than the parties to this Commitment Letter, the Lenders, and/or their respective affiliates, the disclosing party agrees to provide you with prior notice thereof. As used in this Commitment Letter, “Related Persons” means, with respect to any person, such person’s affiliates and subsidiaries, and its and their respective controlling persons, officers, directors, members, managers, partners, investors, creditors, managed funds or accounts, shareholders, employees, attorneys, advisors, accountants, auditors, insurers and reinsurers, and other experts, representatives and consultants.

Monocle Acquisition Corporation
Monocle Holdings Inc.
January 26, 2020

(c)               Anything to the contrary in this Commitment Letter notwithstanding, each Recipient agrees, on behalf of itself and the Company, that (i) the Commitment Party shall have the right to provide information concerning the FILO Facility to its financing sources, ratings agencies and any loan syndication and reporting services, and (ii) that the Projections, the Marketing Materials and all other information provided by or on behalf of you, the Company or AerSale Corp., and your and their respective affiliates to the Commitment Party regarding Recipients, the Company or AerSale Corp., and their respective affiliates, the Transactions, in each case, may be disseminated by or on behalf of the Commitment Party to prospective lenders, financing sources and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with the Commitment Party’s standard practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). You (and you will cause the Company to) hereby further authorize the Commitment Party and its representatives to download copies of each Recipient’s and the Company’s logos from their respective websites and post copies thereof on SyndTrak® or similar workspace and use the logos on any confidential information memoranda, presentations and other Marketing Materials prepared in connection with the FILO Facility or the other Transactions.

Monocle Acquisition Corporation
Monocle Holdings Inc.
January 26, 2020

3.	Costs and Expenses

In consideration of the issuance of this Commitment Letter and the Commitments hereunder by the Commitment Party, and recognizing that, in connection with the Transactions, the Commitment Party has been and will be incurring costs and expenses (including, without limitation, fees and disbursements of counsel, search and filing fees, costs and expenses of due diligence, transportation, duplication, messenger, appraisal, audit, syndication, and consultant costs and expenses), you hereby agree to pay or reimburse the Commitment Party, on the earlier of the Closing Date and the Commitment Expiration Date (as defined below), for all of such reasonable and documented costs and expenses, regardless of whether the Transactions are consummated (other than in connection with a termination of this Commitment Letter as a result of Commitment Party’s breach of its lending commitments hereunder); provided, that the aggregate amount of such costs and expenses for which you shall be liable hereunder shall not exceed $400,000 (collectively, the “Expenses”). In order to enable you to understand the extent of your obligations under this paragraph, the Commitment Party agrees (a) to provide telephonic updates as to the estimated accrued amount of costs and expenses payable by you to the Commitment Party pursuant to the preceding paragraph from time to time at your reasonable request, and (b) to advise you if the Commitment Party’s Expenses are at or about $75,000. You also agree to pay all costs and expenses of the Commitment Party (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

4.	Indemnification

Each Recipient agrees to indemnify, defend, and hold harmless the Commitment Party, each Lender, the Agent (as defined in the Term Sheet) and each of their respective Related Persons (each, an “Indemnified Person”) as set forth on Annex B hereto.

5.	Conditions

The Commitment shall be subject only to the satisfaction of the following conditions (or the written waiver thereof by the Commitment Party): (a) the execution and delivery of the FILO Credit Agreement (as defined in the Term Sheet) and the other Loan Documents (as defined in the Term Sheet) in form and substance, and containing terms that are, materially consistent with the terms and conditions set forth herein and in the Term Sheet (subject to the Documentation Considerations), subject to the Certain Funds Provisions, (b) since December 31, 2018, there shall not have occurred any Material Adverse Effect (as that term is defined in the Agreement and Plan of Merger relative to the Acquisition dated December 8, 2019 (as in effect on the date hereof and with such changes thereto as are not materially adverse to the interests of the Commitment Party or the Lenders or are otherwise consented to by the Commitment Party, the “Acquisition Agreement”)), (c) the absence of any change, in any material respect, to the Sources and Uses, and (d) the terms and conditions set forth in Appendix B to the Term Sheet.

Notwithstanding anything in this Commitment Letter or any other letter agreement or other undertaking concerning the FILO Facility to the contrary, the following provisions (the “Certain Funds Provisions”) shall apply: (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the FILO Facility on the Closing Date shall be (A) the representations and warranties made by the Company and AerSale Corp. in the Acquisition Agreement (provided that the inaccuracy of any such representation or warranty will not result in the failure of a condition unless Monocle and/or Newco has a right not to consummate the transactions contemplated by the Acquisition Agreement or to terminate their obligations under the Acquisition Agreement as a result of a breach of such representations and warranties after giving effect to any notice or cure periods) (such representations described in this subclause (A), the “Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below), and (ii) the terms of the Loan Documents shall be subject to the Documentation Considerations and in any event shall be in a form that they do not impair the availability of the FILO Facility on the Closing Date if the conditions set forth in this section entitled “Conditions” are met and contain no conditions precedent to the funding of the FILO Facility on the Closing Date other than those set forth in this section entitled “Conditions”, the satisfaction of which shall obligate the Commitment Party, in accordance with its Commitment, to provide the FILO Facility on the terms set forth in this Commitment Letter. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to organization; existence; power and authority; due authorization, execution, delivery and enforceability of the Loan Documents; no contravention of, or conflict with, the Loan Parties’ governing documents; compliance with the Patriot Act, applicable sanctions and anti-money laundering, anti-terrorism, anti-corruption, anti-bribery and similar laws; use of proceeds not violating OFAC, FCPA, and applicable sanctions, and anti-money laundering, anti-terrorism, anti-corruption and anti-bribery or similar laws; solvency (consistent with the solvency certificate attached as Annex D hereto); Federal Reserve Bank margin regulations; the Investment Company Act; and the perfection of the liens and security interests granted in the collateral as of the Closing Date.

Monocle Acquisition Corporation
Monocle Holdings Inc.
January 26, 2020

6.	Exclusivity

Unless we have breached or repudiated our lending commitment obligations hereunder, on or prior to August 31, 2020, you agree to work exclusively with us to consummate the debt financing for the Transactions and agree that you will not (a) engage in any discussions with any other lender or funding source regarding a debt financing alternative to the FILO Facility, (b) provide any deposit to any other lender or funding source in connection with a debt financing alternative to the FILO Facility, (c) solicit or accept a proposal or commitment from another lender or funding source in connection with a debt financing alternative to the FILO Facility, or (d) otherwise permit or encourage another person to solicit a debt financing proposal or conduct due diligence in connection with a debt financing alternative to the FILO Facility. In consideration of such exclusivity, the Commitment Party agrees that it shall provide initial drafts of the loan agreement and guaranty and security agreement to you no later than the date that is fifteen days after the date this letter is counter-executed by the Recipients.

7.	Information

In issuing this Commitment Letter, the Commitment Party is relying on the accuracy of the information furnished to it or to any of its Related Persons, by or on behalf of Recipients and/or the Company or any of their respective Related Persons, without independent verification thereof. You hereby represent that (a) all written information (other than forward looking information and projections of future financial performance and information of a general economic or industry nature and third party consultant reports) concerning the Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available to the Commitment Party and/or any of its Related Persons by or on behalf of any Recipient or the Company or any of their respective Related Persons is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made (after giving effect to all supplements and updates thereto), and (b) all projections that have been or are hereafter made available to the Commitment Party and/or any of its Related Persons by or on behalf of any Recipient or the Company or any of their respective Related Persons are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by such Recipient, the Company or the applicable Related Person to be reasonable at the time such projections were prepared; it being recognized by the Commitment Party that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results. The accuracy of the foregoing representation is not a condition to the availability of the FILO Facility.

Monocle Acquisition Corporation
Monocle Holdings Inc.
January 26, 2020

You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding paragraph would be incorrect in any material respect, when taken as a whole, if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and the Projections so that such representations and warranties will be correct in all material respects under those circumstances.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities

You acknowledge that the Commitment Party and/or one or more of its Related Persons is or may be investing in, providing debt financing, equity capital or other services (including financial advisory services) to, and/or otherwise carrying on business activities with, other entities or persons (including, without limitation, one or more of competitors, suppliers or customers of the Recipients, the Company or AerSale Corp., and/or any of its or their respective Related Persons) in respect of which you and/or your affiliates may have conflicting interests, and/or that may have interests different than or adverse to your and/or your affiliates interests (and/or the interests of the Company or AerSale Corp.) regarding the Transactions or otherwise, and you agree that nothing contained herein shall limit or preclude the Commitment Party or any of its Related Persons from any of the foregoing.

You also acknowledge that neither the Commitment Party, nor any of its Related Persons, has any obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained by any of them from other persons, entities or companies.

Each Recipient further acknowledges and agrees that (a) neither the Commitment Party nor any of its Related Persons has assumed or will assume an advisory, agency, or fiduciary responsibility in favor of any Recipient, the Company or AerSale Corp. (or any of their respective Related Persons) with respect to any of the Transactions or the process leading thereto (irrespective of whether the Commitment Party or any of its Related Persons has advised or is currently advising any such person on other matters), (b) no fiduciary, advisory or agency relationship between such Recipient and/or any of its Related Persons, on the one hand, and the Commitment Party or any of its Related Persons, on the other hand, is intended to be or has been created in respect of any of the Transactions, irrespective of whether the Commitment Party or any of its Related Persons has advised or is advising you on other matters, (c) the Commitment Party and its Related Persons, on the one hand, and each Recipient and its Related Persons, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does any Recipient rely on, any fiduciary duty on the part of the Commitment Party or any of its Related Persons, (d) each Recipient is capable of evaluating and understanding, and each Recipient understands and accepts, the terms, risks and conditions of the Transactions, (e) Recipients have been advised that the Commitment Party and/or one or more of its Related Persons is engaged in a broad range of transactions that may involve interests that differ from Recipients’ and their Related Persons’ interests, and that neither the Commitment Party nor any of its Related Persons has any obligation to disclose such interests and transactions to any Recipient or any of its Related Persons by virtue of any fiduciary, advisory or agency relationship, and (f) each Recipient waives, to the fullest extent permitted by law, any claims it or its Related Persons may have against the Commitment Party or any of its Related Persons for breach of fiduciary duty (or alleged breach of fiduciary duty), and agrees that neither the Commitment Party nor any of its Related Persons shall have any liability (whether direct or indirect) to any Recipient or any of its Related Persons in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of any Recipient or any of its Related Persons. For the avoidance of doubt, the provisions of this paragraph apply only to the relationships and duties (or absence thereof, as applicable) in connection with the Transactions.

Monocle Acquisition Corporation
Monocle Holdings Inc.
January 26, 2020

Without limitation of the foregoing, each Recipient further acknowledges that the Commitment Party and/or one or more of its Related Persons are full service securities firms or other types of financial institutions with multiple business lines and strategies, and engaged in various types of activities, including advisory activities and private equity investment and other financial services. In the ordinary course of business, the Commitment Party and/or one or more of its related Persons may provide services to, and/or acquire, hold or sell, or otherwise effect transactions, for its own account and/or for the account of one or more of its Related Persons or clients or investors, involving equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, AerSale Corp. and/or the Company and other companies with which you or the Company and/or AerSale Corp. may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by the Commitment Party, or one or more of its Related Persons or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Trust Waiver

The Commitment Party understands that Monocle is a ‘blank check company’ formed for the purpose of consummating a business combination as described in Monocle’s final prospectus, dated February 6, 2019 (the “Prospectus”). The Commitment Party further understands that Monocle has established a trust account maintained by Continental Stock Transfer & Trust Company acting as trustee in an amount of approximately $174.2 million (collectively, with the interest accrued from time to time thereon, the “Trust Account”) for the sole benefit of its public stockholders, and that Monocle does not have access to the funds in such Trust Account except under the circumstances set forth in the Prospectus. For and in consideration of Monocle agreeing to the matters set forth in this Commitment Letter, the Commitment Party agrees that, if the Transactions are not consummated, the Commitment Party will have no right, title, interest or claim of any kind in or to (i) any monies in the Trust Account, (ii) assets of Monocle to the extent such right, title, interest or claim would impair the amounts in the Trust Account or (iii) assets distributed from the Trust Account to the public stockholders (each such right, title, interest or claim, a “Claim”), now or in the future, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Commitment Letter or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.

Monocle Acquisition Corporation
Monocle Holdings Inc.
January 26, 2020

10.	Governing Law, Etc.

This Commitment Letter, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto, and any and all claims, controversies or disputes arising hereunder or related hereto shall be governed by, and construed in accordance with, the law of the State of New York; provided, that notwithstanding the preceding clause of this sentence and the governing law provisions of this Commitment Letter, it is understood and agreed that (x) the interpretation of the definition of “Material Adverse Effect” set forth in the Acquisition Agreement (and whether or not a Material Adverse Effect has occurred), (y) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (z) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware as applied to the Acquisition Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that all claims, controversies, or disputes arising hereunder or hereto shall be tried and litigated only in the state courts, and to the extent permitted by applicable law, federal courts located in New York, New York and each of the parties hereto submits to the exclusive jurisdiction and venue of such courts relative to any such claim, controversy or dispute.

11.	Waiver of Jury Trial

To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in respect of to any claim, controversy, or dispute (whether based in contract, tort, or otherwise) arising out of or relating to this letter or the Transactions contemplated hereby or the actions of the Commitment Party or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter or the Transactions contemplated hereby or the actions of the Commitment Party or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter. The parties also agree to the judicial reference provisions set forth on Annex C and agree that such provisions are incorporated herein by this reference.

Monocle Acquisition Corporation
Monocle Holdings Inc.
January 26, 2020

12.	Patriot Act

The Commitment Party hereby notifies you and the Company that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Commitment Party may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow such Commitment Party to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to cause the Company to provide each Commitment Party, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

13.	Entire Agreement; Counterparts; Electronic Execution; Assignment

This Commitment Letter (together with the Term Sheet) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect to the subject matter hereof, and may not be amended or modified except in writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this letter by telefacsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this letter.

This Commitment Letter (a) shall not be assignable by any party hereto without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of each other party hereto (any purported assignment without such consent shall be null and void); provided, however, that no consent shall be required hereunder in connection with any assignment of Commitments by the Commitment Party to (x) one or more of the Commitment Party’s affiliates and/or controlled funds or accounts, and/or (y) one or more funds or accounts which are, in each case, managed or advised solely by the Commitment Party or an affiliate of the Commitment Party; provided, that such assignment shall not relieve or release the Commitment Party from its obligation to fund the FILO Facility on the Closing Date] and (b) is intended to be solely for the benefit of the parties hereto, the Lenders, the Agent and the Indemnified Persons, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.

Monocle Acquisition Corporation
Monocle Holdings Inc.
January 26, 2020

14.	Survival

In the event that this Commitment Letter is terminated or expires, the “Costs and Expenses”, “Indemnification”, “Confidentiality”, “Exclusivity”, “Sharing Information; Absence of Fiduciary Relationship; Affiliate Transactions”, “Governing Law, Etc.”, and “Waiver of Jury Trial” provisions hereof, and the “Judicial Reference” provisions set forth on Annex C, shall, in each case, survive such termination or expiration and shall remain in full force and effect regardless of whether the Closing Date occurs or the Loan Documents shall be executed and delivered; provided, that, if the Closing Date occurs and the Loan Documents shall be executed and delivered, the obligations of the Recipients under the provisions hereof under the headings “Costs and Expenses”, “Confidentiality”, “Indemnification”, and “Sharing Information; Absence of Fiduciary Relationship; Affiliate Transactions” shall be superseded and deemed replaced by the terms of the Loan Documents governing such matters.

15.	Acceptance and Termination

Please indicate your acceptance of the terms of this Commitment Letter by returning a signed copy hereof to the Commitment Party by no later than 5:00 p.m. (New York time) on January 27, 2020.

Unless extended in writing by the Commitment Party (acting at your written extension request), the Commitments shall automatically expire and terminate upon the earliest to occur of the following (the “Commitment Expiration Time”): (a) 5:00 p.m. (New York time) on January 27, 2020 unless, prior thereto, the Commitment Party has received a copy of this Commitment Letter, duly signed by each Recipient or (b) if accepted by you in accordance with the foregoing, on the first to occur of (i) the Closing Date, (ii) 5:00 p.m. (New York time) on May 31, 2020 (the “Stated Expiration Date”), or such later date as may be extended pursuant to the proviso below, in each case, in the event that the conditions to the initial funding of the FILO Facility are not satisfied at or prior to such time, (ii) the closing of the Acquisition without the use of the FILO Facility and (iii) the termination of the Acquisition Agreement in accordance with its terms prior to the consummation of the Acquisition; provided, however, that (i) the expiration or termination of the Commitments pursuant to this sentence shall not prejudice the Commitment Party’s rights and remedies in respect of any breach of this Commitment Letter and (ii) the Stated Expiration Date may be extended to a date that is no later than August 31, 2020 by written irrevocable notice to the Commitment Party if (and such notice shall certify as to) (x) the Commitment Expiration Time under and as defined in ABL Facility Commitment Letter, is extended to the same date with no other modifications to such commitment letter and (y) the Company pays to the Commitment Party, if extended to (A) a date that is between July 1, 2020 to July 31, 2020, 4.25% per annum of the Maximum Stated Commitment for each day elapsed after July 1, 2020 and (B) a date that is after July 31, 2020, 8.5% per annum of the Maximum Stated Commitment for each day elapsed after July 31, 2020.

[Remainder of page intentionally left blank.]

Very truly yours,

VERITAS CAPITAL CREDIT FUNDING, L.P., by Veritas Capital Fund Management, L.L.C., its investment advisor

By:	/s/ Mark Basile
	Name:	Mark Basile
	Title:	Authorized Signatory

Signature Page to Commitment Letter

ACCEPTED AND AGREED TO
This day of January 27, 2020

MONOCLE ACQUISITION CORPORATION

By:	/s/ Eric Zahler
	Name:	Eric Zahler
	Title:	President and Chief Executive Officer

MONOCLE HOLDINGS INC.

By:	/s/ Eric Zahler
	Name:	Eric Zahler
	Title:	President

2

ANNEX A

Sources and Uses

Sources		Uses
Monocle Cash in Trust (1)	$176.2	Cash Consideration to Existing AerSale Stockholders	$250
ABL Facility (New)	20.8	New Equity to Existing AerSale Stockholders	150
FILO Facility (New)	50	Convertible Preferred Equity Issued to LGP(2)	-
Equity Issued to Existing AerSale Stockholders	150	Estimated Transaction Fees & Expenses	25
Convertible Preferred Equity Issued to LGP(2)	-	Cash to AerSale Balance Sheet at Closing	5
Cash on Balance Sheet	33	Total uses	$430
Total Sources	$430

(1)	Assuming zero redemptions of Monocle Common Stock

(2)	Convertible Preferred Stock with conversion price of $12.50. Does not assume conversion of Convertible Preferred Stock Issued to AerSale Stockholders.

ANNEX B

Indemnification Provisions

Capitalized terms used herein shall have the meanings ascribed to them in the commitment letter, dated January 26, 2020 (the “Commitment Letter”) addressed to Monocle Acquisition Corporation and Monocle Holdings Inc. (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) from Veritas Capital Credit Funding, L.P..

To the fullest extent permitted by applicable law, each Indemnifying Party, jointly and severally, agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all reasonable and documented legal or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the reasonable and documented costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions and/or (b) the Commitment Letter, the FILO Facility and/or any of the Loan Documents and/or (c) any other documents, matters and/or transactions relating to, or consummated in connection with, anything in foregoing clauses (a) or (b); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent (A) it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person, or a material breach of this Commitment Letter by such Indemnified Person or (B) arising from a dispute solely among the Indemnified Persons, other than any dispute or action relating to an Indemnified Person in its capacity as an agent, arranger or similar role under this Commitment Letter or the FILO Facility.

These Indemnification Provisions shall be in addition to any liability which any Indemnifying Party may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Parties with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from their obligations hereunder. The Commitment Party, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Parties shall pay the fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Parties and any counsel designated by the Indemnifying Parties. The Indemnifying Parties shall, jointly and severally, be liable for any settlement of any claim against any of the Indemnified Persons made with any Indemnifying Party’s written consent, which consent shall not be unreasonably withheld. Without the prior written consent of the Commitment Party, no Indemnifying Party shall settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Parties, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Parties, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Parties, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.

Neither expiration nor termination of the Commitment Letter or the Commitment Parties’ Commitments and other obligations under the Commitment Letter, or the execution and delivery of the Loan Documents, the occurrence of the Closing Date or the funding or repayment of the loans under the FILO Facility, shall affect these Indemnification Provisions, which shall remain operative and continue in full force and effect; provided, however, upon the execution, delivery and effectiveness of the Loan Documents, the indemnification provisions of such Loan Documents shall supersede these Indemnification Provisions, which shall be deemed terminated at such time.

ANNEX C

(a)               IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE JURY TRIAL WAIVER SET FORTH IN THE COMMITMENT LETTER IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)                 WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS COMMITMENT LETTER, ANY LOAN DOCUMENT, THE FILO FACILITY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”) SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)              THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS GENERAL REFERENCE AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS GENERAL REFERENCE AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)            UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)             EXCEPT AS EXPRESSLY SET FORTH IN THIS GENERAL REFERENCE AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHICH DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)               THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)             THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THE COMMITMENT LETTER.

EXHIBIT I

Summary of FILO Credit Facility Terms and Conditions

Capitalized terms used but not defined in this Exhibit I shall have the meanings set forth in another part of the letter to which this Exhibit I is attached.

Borrower:	Newco, AerSale, Inc. and AerSale’s subsidiaries party to the Existing Credit Agreement as borrowers (the “Company” or the “Borrower”).

Guarantors:	Newco’s subsidiaries that are not part of the Borrower and AerSale Corp. (“Parent”) and all of Parent’s present and future subsidiaries (other than Excluded Subsidiaries, as defined in the Existing Credit Agreement (subject to the Documentation Considerations); provided, however, that, for the avoidance of doubt, no non-U.S. subsidiary or “controlled foreign corporation” shall be an Excluded Subsidiary for purposes of the FILO Facility, and such subsidiary shall be required to become Guarantors thereof, unless a guaranty by such subsidiary would result in material adverse tax consequences (as determined by the Commitment Party in consultation with the Company). Such Guarantors, together with Borrower, each a “Loan Party” and collectively, the “Loan Parties”.

Lenders:	On the Closing Date, the Commitment Party and/or one or more of its affiliates and/or managed funds or accounts (the “Lenders”).

Agent:	An institution selected by the Commitment Party and reasonably acceptable to the Company will act as the sole administrative and collateral agent for the Lenders (in such capacities, the “Agent”).

FILO Facility:

A senior secured term loan credit facility (the “FILO Facility”, and the loans made thereunder, the “Advances”) available in a single draw on the Closing Date in an aggregate principal amount equal to at least $50,000,000 but not exceeding the lesser of (i) $75,000,000 (the “Maximum Stated Commitment”) and (ii) the Borrowing Base (as hereinafter defined) as of the Closing Date (such lesser amount, the “Maximum FILO Amount”).

If the Borrower elects to draw less than the Maximum FILO Amount available on the Closing Date, the Lenders commitments with respect to the undrawn portion thereof shall automatically terminate concurrently with the funding of the requested Advances on the Closing Date.

Once repaid or prepaid, no portion of the Advances may be reborrowed.

EXHIBIT I

Accordion:	The Borrower may, subject to terms and conditions to be agreed in the FILO Credit Agreement (as defined below), request that the Lenders increase their commitments in respect of the FILO Facility or that additional Lenders provide commitments in respect of the FILO Facility, by up to an aggregate amount to be agreed by the Commitment Party and set forth in the FILO Credit Agreement; provided, that, no Lender shall have any obligation to increase its commitments in respect of the FILO Facility.

Borrowing Base:	“Borrowing Base” shall mean:

(a) 15.00% of the amount of Eligible Accounts (as defined in the Existing Credit Agreement, subject to the Documentation Considerations), less the amount, if any, of the Dilution Reserve (as defined in the Existing Credit Agreement, subject to the Documentation Considerations), plus

(b) the product of 55.00% multiplied by the NOLV of Eligible Whole Aircraft (to be defined in the FILO Credit Agreement in a manner satisfactory to the Commitment Party and the Company) as such NOLV is identified in the most recent Acceptable Appraisal of Whole Aircraft at such time, plus

(c) the product of 15.00% multiplied by the NOLV of Eligible Whole Engine Collateral (as defined in the Existing Credit Agreement, subject to the Documentation Considerations) (other than Eligible Off-Lease Whole Engine Collateral (as defined in the Existing Credit Agreement, subject to the Documentation Considerations)) as such NOLV is identified in the most recent Acceptable Appraisal of Whole Engines (as defined in the Existing Credit Agreement, subject to the Documentation Considerations) at such time, plus

(d) the product of 90.00% multiplied by the NOLV of Eligible Whole Engine Collateral and Eligible Whole Aircraft that are otherwise ineligible and/or excluded from the borrowing base under the ABL Facility solely on the basis of the jurisdiction of their location to the extent such jurisdiction is not a Disqualified Jurisdiction (to be defined in a mutually agreed manner), plus

EXHIBIT I

(e) the product of 15.00% multiplied by the NOLV of Eligible Off-Lease Whole Engine Collateral (as defined in the Existing Credit Agreement, subject to the Documentation Considerations) as such NOLV is identified in the most recent Acceptable Appraisal of Whole Engines at such time, plus

(f) the product of 75.00% multiplied by the NOLV of Eligible Whole Engines (to be defined in the FILO Credit Agreement in a manner satisfactory to the Commitment Party and the Company) as such NOLV is identified in the most recent Acceptable Appraisal of Whole Engines at such time, plus

(g)       the lesser of (i) the product of the percentage set forth in column A below multiplied by the NOLV of Eligible Parts (as defined in the Existing Credit Agreement, subject to the Documentation Considerations) at such time as such NOLV is identified in the most recent Acceptable Appraisal (as defined in the Existing Credit Agreement, subject to the Documentation Considerations) of Parts (as defined in the Existing Credit Agreement, subject to the Documentation Considerations) at such time and (ii) the product of the percentage set forth in column B below multiplied by the gross book costs of Eligible Parts at such time:

Maximum FILO Amount	A (% of NOLV of Eligible Parts)	B (% of gross book costs of Eligible Parts)
$50,000,000	10.50%	31.00%
$55,000,000	13.00%	38.50%
$60,000,000	15.50%	46.00%
$65,000,000	18.00%	53.50%
$70,000,000	20.50%	61.00%
$75,000,000	23.00%	70.00%

It is understood and agreed that the reserves applicable to the FILO Facility shall be consistent with the reserves applicable under the Existing Credit Agreement (as in effect on the date hereof), subject to the Documentation Considerations and items specific to the FILO Facility.

The FILO Facility shall contain requirements relating to delivery of Borrowing Base certificates and other Borrowing Base reporting consistent with the corresponding requirements applicable to the ABL Facility, subject to the Documentation Considerations.

EXHIBIT I

Optional Prepayment:	At the Borrower’s option, the Advances may be prepaid in whole or in part at any time and from time to time after the Closing Date (each, an “Optional Prepayment”) upon at least 5 business days prior written notice; provided, however, that all Optional Prepayments shall be accompanied by payment of (a) all interest, fees and expenses accrued and unpaid through the date of such Optional Prepayment and (b) the applicable Prepayment Premium set forth below. In addition, Optional Prepayments shall be subject to minimum amounts as shall be reasonably satisfactory to the Commitment Party and specified in the FILO Credit Agreement.

Mandatory Prepayments:	None.

Prepayment Premium:

If any Advances are prepaid or repaid (as applicable) for any reason prior to the Maturity Date (including as a result of (i) any Optional Prepayment and (ii) any repayment upon an Event of Default and acceleration of the FILO Facility for any reason (including following any bankruptcy or other insolvency Event of Default)), the Borrower shall pay (in addition to paying amounts constituting accrued and unpaid interest, fees and expenses) a prepayment premium (the “Prepayment Premium”) in an amount equal to:

(i)	from the Closing Date through (but excluding) the first anniversary thereof, 3.00% of the Advances being prepaid or repaid, as applicable;

(ii)	from the first anniversary of the Closing Date through (but excluding) the second anniversary thereof, 1.00% of the Advances being prepaid or repaid, as applicable; and

(iii)	from the second anniversary of the Closing Date and thereafter, 0.00% of the Advances being prepaid or repaid, as applicable.

Use of Proceeds:	To (i) finance a portion of the consideration payable in connection with the consummation of the Acquisition, (ii) refinance and/or rearrange certain of the Company’s existing indebtedness, (iii) fund fees and expenses associated with the FILO Facility and the Transactions, and (iv) finance the ongoing general corporate needs of Borrower.

EXHIBIT I

Fees and Interest Rates:	As set forth on Appendix A.

Term:	Unless accelerated earlier, the FILO Facility shall terminate and all outstanding FILO Obligations shall be repaid on (the “Maturity Date”) (a) the fourth (4th) anniversary of the Closing Date or (b) if the scheduled maturity date of the ABL Facility is extended to after the fourth (4th) anniversary of the Closing Date, the earlier of (i) the scheduled maturity date of the ABL Facility and (ii) the fifth (5th) anniversary of the Closing Date.

Collateral:	All indebtedness and other obligations in respect of the FILO Facility (collectively, the “FILO Obligations”) shall be secured by a perfected security interest in and lien on the following (subject to such customary immaterial exclusions as may be agreed to by the Commitment Party and set forth in the Loan Documents) (collectively, the “Collateral”): (a) substantially all of the Loan Parties’ now owned and hereafter acquired property and assets (including, without limitation, constituting collateral for purposes of, or otherwise pledged (or required to be pledged) to secure, the ABL Facility), (b) all of the stock (or other ownership interests in) of each Loan Party (other than Parent) (subject to such exclusions with respect to stock of (or other ownership interests in) CFCs as may be agreed to by the Commitment Party to the extent that the pledge thereof would result in material adverse tax consequences (as determined by the Commitment Party in consultation with the Company) and (c) all proceeds and products of the foregoing.

Intercreditor Arrangements:

The relative priority of liens on the Collateral securing the FILO Facility and the ABL Facility, the waterfall governing application of proceeds of Collateral following exercise of remedies, pushdown reserves and amendment limitations and enforcement rights of the secured parties under the FILO Facility and the ABL Facility vis-à-vis each other shall be governed by a customary ABL/term crossing liens intercreditor agreement in form and substance satisfactory to the Commitment Party and the lead arrangers under the ABL Facility (the “Intercreditor Arrangements”).

For the avoidance of doubt, the Intercreditor Arrangements shall provide, without limitation, that (a) the liens on the Specified Collateral (as defined in the Existing Guaranty and Security Agreement)) and other assets on which the ABL Facility Agent intentionally releases its lien or chooses to not have a lien as reflected in an update to the schedule of Specified Collateral, a UCC-3 filing made or authorized by the ABL Facility agent or other written record signed by the ABL Facility agent that have not, in each case, been included in the borrowing base under the ABL Facility (such property, the “FILO Priority Collateral”) securing the FILO Obligations shall rank prior and senior to all liens thereon (if any) securing the ABL Facility and (b) the liens on all Collateral other than the FILO Priority Collateral securing the FILO Obligations shall rank junior to all liens thereon securing the ABL Facility. In addition, Intercreditor Arrangements shall not require payment subordination of any FILO Obligations.

EXHIBIT I

Collection:	The Loan Parties will direct all of their customers to remit all collections to deposit accounts that are subject to control agreements among the Loan Parties, Agent, the collateral agent under the ABL Facility and a depository bank that is satisfactory to Agent. During a Cash Dominion Period (as defined in the Amended and Restated Guaranty and Security Agreement, dated as of July 20, 2018 by the Loan Parties signatory thereto in favor of Agent (the “Existing Guaranty and Security Agreement”), the Agent shall, subject to the Intercreditor Arrangements, have full dominion over all collections and cash will be swept against the Advances on a daily basis at all times.

Documentation Considerations:

The credit agreement, collateral documents and other definitive documentation governing or otherwise relating to the FILO Facility shall (a) be in form and substance reasonably satisfactory to the Commitment Party and the Company, (b) be consistent with, and reflect the terms and conditions of, the Commitment Letter and this Term Sheet (except to the extent otherwise agreed to by the Commitment Party and the Borrower) and (c) subject to the foregoing, be based on the form of the definitive documentation governing, and reflecting the terms of, the Existing Credit Facility, if applicable, subject to mutually agreeable modifications as necessary or desirable to account for the type, structure and other aspects of the FILO Facility, the transactions contemplated herein, changes in applicable law and Lenders’ internal policies, as well as such changes as may be required by the Commitment Party to ensure that the FILO Facility shall have the benefit of all favorable terms applicable to the ABL Facility; provided, that, in the event that the Loan Parties agree to any terms or conditions under ABL Facility (other than relating to pricing) that are more favorable to the lenders thereunder than the corresponding terms under the Existing Credit Facility or set forth in this Term Sheet (or in the event that this Term Sheet does not address any such terms), the FILO Facility shall be entitled to the benefit of such more favorable terms and conditions (the foregoing standards, the “Documentation Considerations”, and the credit agreement and the other definitive FILO Facility documentation, in each case, drafted in accordance with the Documentation Considerations and complying with the requirements set forth above, the “FILO Credit Agreement” and, together with such other definitive FILO Facility documentation and definitive documented Intercreditor Arrangements, collectively, the “Loan Documents”).

EXHIBIT I

Representations and Warranties:	Subject to the Documentation Considerations, the FILO Credit Agreement will include such representations and warranties as are included in the Existing Credit Agreement, subject to updated schedules as necessary to make the representations and warranties accurate on the Closing Date.

Affirmative Covenants:	Subject to the Documentation Considerations, the FILO Credit Agreement will include such affirmative covenants as are included in the Existing Credit Agreement. Without limitation of the foregoing, the Loan Parties shall be required to provide board information rights in a manner and form to be agreed in the FILO Credit Agreement (reasonably acceptable to the Commitment Party).

Field Exams; Appraisals:	Subject to the Documentation Considerations, the FILO Credit Agreement will include requirements with respect to field exams, appraisals and other matters relating to the Collateral and/or assets including in the Borrowing Base as are consistent with those set forth on Appendix A hereto and such other as may be required under the ABL Facility.

EXHIBIT I

Negative Covenants:

Subject to the Documentation Considerations, the FILO Credit Agreement will include such negative covenants as are included in the Existing Credit Agreement.

Notwithstanding the foregoing and for the avoidance of doubt:

(a)	no Restricted Payments (as defined in the Existing Credit Agreement, subject to the Documentation Considerations but to include cash payments on account of unsecured debt) shall be permitted to be made except any Restricted Payments, so long as both before and after such Restricted Payments, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Senior Leverage Ratio as of the end of the fiscal quarter immediately preceding the date of such proposed Restricted Payment (calculated on a pro forma basis as if such proposed Restricted Payment was made on the first day of such fiscal quarter) is not more than 2.84 to 1.00;

(b)	no unsecured debt shall be permitted to be maintained or incurred other than an aggregate principal amount not to exceed $50 million;

(c)	the capacity for lien and debt incurrence related to secured debt for borrowed money shall be limited to the ABL Facility in an aggregate principal amount not to exceed $150 million; and

(d)	up to $10 million of secured indebtedness may be incurred by the Company in respect of Whole Engine Collateral and Whole Aircraft located in any Disqualified Jurisdiction, and such assets shall have been released from the Borrowing Base.

For the avoidance of doubt, proceeds of permitted asset sales shall be reinvested in the Loan Parties’ business (unless otherwise applied towards Optional Prepayments).

Financial Covenants:	At the end of the first fiscal quarter after the Closing Date and at the end of each quarter thereafter, Parent and Borrower, on a consolidated basis, shall be required to maintain, on a quarterly basis, (a) a minimum Fixed Charge Coverage Ratio (as defined in the Existing Credit Agreement, subject to the Documentation Considerations) of not less than 1.25 to 1.00 and (b) a maximum Senior Leverage Ratio (to be defined in the FILO Credit Agreement, subject to the Documentation Considerations but to generally be secured debt to EBITDA) of not more than 4.50 to 1.00 (the foregoing, collectively, the “Financial Covenants”).

EXHIBIT I

Events of Default; Enforcement:

Subject to the Documentation Considerations, the FILO Credit Agreement will include such events of default (collectively, the “Events of Default”) as are included in the Existing Credit Agreement and, for the avoidance of doubt, (a) an Event of Default resulting from the amount of FILO Obligations outstanding at any time exceeding the Borrowing Base in effect at such time (the amount of such total excess, a “Borrowing Base Deficiency”); provided, that, if a specific pushdown reserve in an amount equal to such Borrowing Base Deficiency is implemented on the availability under the ABL Facility, the Borrower shall be given a cure period of sixty days to cure such Event of Default by (x) causing additional assets (including the cash proceeds of any borrowing base assets so long as in a controlled account) with an aggregate fair market value of at least the applicable Borrowing Base Deficiency to be included, and given credit for, in the Borrowing Base and/or (y) repaying outstanding FILO Obligations by an amount not less than the applicable Borrowing Base Deficiency and (b) a cross-default to the ABL Facility.

In addition, the FILO Credit Agreement will include provisions governing enforcement of rights and exercise of remedies upon an Event of Default consistent with the corresponding provisions in the Existing Credit Agreement, subject to the Documentation Considerations.

Conditions Precedent to Closing:	Limited to those in the Commitment Letter under the heading “Conditions” and those conditions precedent set forth on Appendix B hereto.

Assignments:

After the Closing Date, each Lender shall be permitted to assign its rights and obligations under the Loan Documents, or any part thereof subject to the restrictions set forth in the Existing Credit Agreement (subject to the Documentation Considerations); provided, that, for the avoidance of doubt, no consent of the Borrower or any other Loan Party shall be required in connection with any assignment (a) in connection with fund-level financing of the Commitment Party or any Lender or (b) during the continuance of an Event of Default.

Subject to customary voting limitations, each Lender shall be permitted to sell participations in such rights and obligations, or any part thereof to any person or entity without the consent of Borrower.

EXHIBIT I

Governing Law and Forum:	State of New York.

Required Lenders:	Lenders holding at least a majority of the aggregate of the outstanding Advances.

Amendments:

Subject to the Documentation Considerations, the FILO Credit Agreement will include such amendment provisions as are included in the Existing Credit Agreement.

In addition, in the event that, at any time after the Closing Date, the ABL Facility is amended as permitted by the Intercreditor Arrangements, the Required Lenders may elect to amend the FILO Facility to conform to, and have the benefit of, such covenants and other provisions (other than relating to pricing) applicable to the ABL Facility (as so amended) as are determined by the Required Lenders to be favorable, and the Loan Parties shall be required to consent to such amendments and enter into and deliver all documentation reasonably required by the Agent or the Required Lenders to effectuate the foregoing.

Counsel to the Commitment Party and Lenders:	Stroock & Stroock & Lavan LLP

EXHIBIT I

Appendix A

Interest Rates and Fees

Interest Rate Options:	Borrower may elect that the loans bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the LIBOR Rate plus the Applicable Margin.

As used herein:

The “Base Rate” means the greatest of (a) the prime lending rate as announced from time to time by an institution selected by the Commitment Party, (b) the Federal Funds Rate plus 1/2%, and (c) the one month LIBOR Rate (which rate shall be determined on a daily basis), plus 1.00%.

The “LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) 2 business days prior to the commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the definitive credit agreement (and, if any such rate is below 1.00%, the LIBOR Rate shall be deemed to be 1.00%), which determination shall be made by Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate shall be available for interest periods of 1, 2, 3 or 6 months.

“Applicable Margin” means a per annum rate equal to (a) with respect to Base Rate Loans, 9.50% and (b) with respect to LIBOR Rate Loans, 8.50% per annum; provided, that, the Applicable Margin shall be reduced by 10 basis points for each $5,000,000 reduction of the Maximum FILO Amount below $75,000,000.

Appendix A-1

EXHIBIT I

Interest Payment Dates:	In the case of Advances bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears.

In the case of Advances bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period; provided that the interest for any interest period in excess of 3 months shall be paid in 3 month intervals after the commencement of the applicable interest period and on the last day of such interest period.

OID:	An original issuance discount in an amount equal to, if the Closing Date is (x) on or prior to May 31, 2020, an amount equal to (A) 2.00% of the initial Term Loans funded plus 1.00% of that portion of the Maximum Stated Commitment that is not funded on the Closing Date and (y) after May 31, 2020, 2.00% of the aggregate principal amount of the Maximum Stated Commitment (which may take the form of a fee and is to be documented in a letter agreement entered into by the Lenders and the Borrower on the Closing Date in form and substance satisfactory to the Commitment Party and the Company).

Default Rate:	(a) Automatically at any time when an insolvency or bankruptcy related Event of Default has occurred and is continuing or (b) upon the direction of the Agent or Required Lenders, and upon written notice by Agent to Borrower at any time when any other Event of Default has occurred and is continuing, all amounts owing under the FILO Facility shall bear interest at 2.00% per annum above the interest rate otherwise applicable thereto, which interest shall be payable in cash on demand.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

Expense Reimbursement & Indemnification:	The Loan Documents shall contain expense reimbursement and indemnification provisions in favor of the Lenders, the Agent and their Related Persons at least as favorable as the corresponding provisions in the ABL Facility and as otherwise determined in accordance with the Documentation Considerations.

Field Exam and Valuation Examination Fees:	Borrower will be required to pay (a) a fee of $1,000 per day, per field examiner, plus reasonable out-of-pocket expenses for each financial field exam of the Loan Parties performed by personnel, employed by (or on behalf of) the Agent, and (b) the actual charges paid or incurred by (or on behalf of) Agent if it elects to employ the services of one or more third persons to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its subsidiaries’ business valuation; provided, however, that so long as no Event of Default shall have occurred and be continuing, and except for field exams and appraisals conducted in connection with a proposed Permitted Acquisition (as defined in the Existing Credit Agreement, subject to the Documentation Considerations), whether or not consummated, Borrower shall not be obligated to reimburse for more than (a) 1 field exam during any calendar year (increasing to 2 field exams in such calendar year if an Increased Appraisal Event (as defined in the Existing Credit Agreement, subject to the Documentation Considerations) has occurred during such calendar year) or (b) 1 physical appraisal (increasing to 2 physical appraisals in such calendar year if an Increased Appraisal Event has occurred during such calendar year) and 2 desktop appraisals. Consistent with the Existing Credit Agreement (subject to the Documentation Considerations), regardless of the limitations on reimbursements by the Borrower for appraisals, Agent and the Lenders shall be permitted to obtain appraisals at their own respective cost without limitation as to the number of appraisals conducted in any one year.

Appendix A-2

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Appendix B

The availability of the FILO Facility is subject to the satisfaction of the conditions set forth in the Commitment Letter under the heading “Conditions” and each of the following conditions precedent (unless waived by the Commitment Party in writing in its sole discretion):

(a)               Subject to the Certain Funds Provisions, delivery to the Commitment Parties of the following documents, in each case, dated as of the Closing Date (to the extent applicable): (i) a customary notice of borrowing (to be delivered at least 2 days prior to the requested Closing Date), it being agreed that such notice may be conditioned on the consummation of the Acquisition, (ii) a Borrowing Base certificate (in form satisfactory to the Commitment Party) demonstrating the Borrowing Base in effect on the Closing Date (to be delivered at least 3 business days prior to the requested Closing Date) and (iii) all other documentation consistent with corresponding documentation delivered in connection with the ABL Facility, subject to the Documentation Considerations, including, without limitation, (A) legal opinions, (B) officers’ certificates, and (C) all documents, agreements and instruments necessary to perfect the Agent’s first priority security interest in the Collateral (subject only to Permitted Liens), (including, without limitation, the documents referred to in, or otherwise required to comply with the requirements of, clause (b) below;

(b)             Without limiting the foregoing, (i) as of the Closing Date, the Loan Parties shall be in compliance (and shall deliver to the Commitment Party all documents and instruments reasonably evidencing compliance), in all material respects, with the Perfection Requirements (as defined in the Existing Guaranty and Security Agreement, subject to the Documentation Considerations) or, if applicable, the Limited Perfection Requirements (as defined in the Existing Guaranty and Security Agreement, subject to the Documentation Considerations) with respect to all Collateral contemplated to be in the Borrowing Base and (ii) the Commitment Party shall have received (A) the Guaranty and Security Agreement, Mortgages and Collateral Assignments of Lease pertaining to Whole Aircraft or Whole Engine, as applicable (in each case, as such capitalized term is defined in the Existing Credit Agreement; provided, that each such agreement shall otherwise be in form and substance consistent with the requirements of the Documentation Considerations), (B) all documents with respect to FAA Registry Aircraft and FAA Registry Engines that are required to be filed with the FAA Registry, each of which shall be in form and substance satisfactory to the Commitment Party and shall be filed with the FAA Registry on the Closing Date), and (C) all documents and instruments that are required in connection with registrations required to be made with the Cape Town Registry, each of which shall be in form and substance consistent with the Existing Guaranty and Security Agreement and the Documentation Considerations and shall be filed with the Cape Town Registry on the Closing Date;

(c)               With respect to each Loan Party, receipt by the Commitment Party of (i) customary evidence of corporate authority with respect to officers executing the Loan Documents for the Borrowers and Guarantors, (ii) copies of governing documents of the Loan Parties, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official, (iii) copies of material agreements certified as being true and correct and in effect on the Closing Date by an authorized officer of the Borrower, and (iv) certificates of good standing (or corresponding status in the applicable jurisdiction) issued as of a recent date (not more than 30 days prior to the Closing Date) by the jurisdictions of organization of each Loan Party (all items set forth in foregoing sub-clauses (i) through (iv), in form and substance reasonably satisfactory to the Commitment Party);

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(d)               With respect to the Loan Parties, members of senior management, key principals, any Lender or the Agent, to the extent requested at least fifteen business days prior to the Closing Date, receipt by the Commitment Party, the Lenders and the Agent, as applicable, at least ten business days prior to the Closing Date, of all documentation and information necessary for the completion of (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for the Loan Parties and (ii) OFAC/PEP searches and customary individual background checks for members of senior management, key principals, the results of which are satisfactory to the Commitment Party, the applicable Lender and the Agent, as applicable;

(e)               On the Closing Date, the Loan Parties shall, on a pro forma basis after giving effect to the Acquisition and the other Transactions (including the incurrence of indebtedness pursuant to the FILO Facility and the ABL Facility on the Closing Date), be in compliance with the Financial Covenants (as defined in the Term Sheet);

(f)               The Commitment Party shall have received copies of the credit agreement, collateral and security agreements and other loan documents governing or relating to the asset-based revolving credit facility provided pursuant to that certain $150 million Senior Secured Credit Facility Commitment Letter, dated as of December 8, 2019, by and among the Recipients and Wells Fargo Bank, N.A. and PNC Bank, National Association, as the commitment parties thereunder (as in effect on the date hereof, the “ABL Facility Commitment Letter” and the credit facility contemplated thereunder, the “ABL Facility”), each of which shall be in form and substance consistent with the ABL Facility Commitment Letter and in full force and effect, and no default or event of default, as applicable, shall be continuing thereunder;

(g)               The Commitment Party shall have received true and complete copies of all appraisals, balance sheets, income statements and other financials and informational deliverables furnished under the ABL Facility or otherwise pursuant to the ABL Facility Commitment Letter;

(h)               The following transactions shall have occurred, prior to or concurrently with the initial extension of credit under the FILO Facility:

     (i)              The Acquisition Agreement and all other definitive agreements relating to the Acquisition (including, all schedules, exhibits, annexes and other attachments thereto) and all other all documentation associated with the Acquisition (collectively, the “Acquisition Documentation”) shall be substantially in the form of such documentation delivered to the Commitment Party prior to the execution and delivery of the Commitment Letter or subject to subsequent amendments or modifications thereto that are not materially adverse to the interests of the Lenders, unless consented to in writing by the Commitment Party;

     (ii)              The Acquisition shall have been consummated pursuant to, and in accordance with, the Acquisition Documentation and in accordance with all applicable requirements of law. After giving effect to the Acquisition, Newco shall, directly or indirectly, own 100% of the equity interests in Aersale Corp., Monocle and each Loan Party; and

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     (iii)             All third party indebtedness for borrowed money of the Loan Parties and their subsidiaries (including AerSale Corp. and the Recipients) (other than, in each case, certain notes issued by the Company, in existence on the date hereof, in an aggregate principal amount not to exceed $3,400,000 (“Permitted Surviving Debt”)) shall have been repaid, redeemed, defeased, discharged, refinanced or terminated, as applicable, and all commitments thereunder or in connection therewith shall have been permanently cancelled and terminated, and all security interests, lien and guaranties thereof or provided in connection therewith shall have been irrevocably terminated or released such that, on the Closing Date, after giving effect to the making of the credit extensions under the ABL Facility on the Closing Date, none of the Loan Parties or any of their subsidiaries (including AerSale Corp. and the Recipients) shall have any third party indebtedness for borrowed money other than (i) the ABL Facility, (ii) the FILO Facility and (iii) Permitted Surviving Debt; and

     (iv)             The applicable borrowers under the ABL Facility shall have received commitments thereunder in an aggregate principal amount not less than $150,000,000 and proceeds of loans in an aggregate principal amount not less than $20.8 million.

(i)                 All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated;

(j)                 [Reserved;]

(k)               The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Closing Date and on a pro forma basis, after giving effect to the Acquisition and the other Transactions consummated on or around the Closing Date; and

(l)                All costs, fees and expenses contemplated hereby and in any agency fee letter entered into with the Agent due and payable on the Closing Date to Agent, Commitment Parties and/or Lenders in respect of the Transactions shall have been paid, as to costs and expenses to the extent invoiced at least one business day prior to the Closing Date.

ANNEX D

Solvency Certificate

Solvency Certificate to be in the form delivered pursuant to the ABL Facility Commitment Letter.